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                                                                      EXHIBIT 99

NEWS RELEASE                                         [LOGO OF BELL ATLANTIC]



FOR IMMEDIATE RELEASE                         Contact:
January 15, 1999                              Jim Gerace
----------------
                                              908-306-7508
                                              908-472-0700 (MOBILE)
                                              jgerace@mobile.bam.com

                                              Susan Kraus
                                              212-395-0500
                                              susan.kraus@bellatlantic.com

                  BELL ATLANTIC AND AIRTOUCH DISCUSSIONS END
                         _____________________________

                GLOBAL WIRELESS PREVIEWS RECORD 4Q 1998 RESULTS

NEW YORK - Bell Atlantic (NYSE: BEL) announced today that its discussions with Airtouch Communications (NYSE: ATI) relating to a possible business combination have ended. The companies will continue their PrimeCo PCS and roaming relationships.

Separately, Bell Atlantic Global Wireless continued its strong customer and revenue performance in the fourth quarter 1998. Proportionate subscribers increased 34 percent over fourth quarter 1997 to 8.5 million, with proportionate net subscriber additions in the quarter totaling 731,000, 41 percent more than in the prior-year period.

Total proportionate revenues for the group during the fourth quarter reached $1.3 billion, a 28 percent increase over the prior year period. For the year, proportionate revenue was $4.6 billion, a 25% increase over 1997.

Bell Atlantic's domestic wireless business (BAM) added 302,000 net subscribers in the fourth quarter. BAM ended the year with 6.2 million customers, 16 percent higher than in 1997. BAM revenues for the year grew 12 percent to $3.5 billion. Cash flow margin was 45 percent in 1998, up from 43 percent in 1997.

The international wireless portfolio set new milestones for net subscriber additions, revenue and operating cash flow. International proportionate subscribers approached two million by year end, an increase of 141 percent over 1997. International proportionate revenues doubled to $276 million in 1998.

Bell Atlantic is at the forefront of the new communications and information industry. With 42 million telephone access lines and eight million wireless customers worldwide, Bell Atlantic companies are premier providers of advanced wireline voice and data services, market leaders in wireless services and the world's largest publishers of directory information. Bell Atlantic companies are also among the world's largest investors in high-growth global communications markets, with operations and investments in 23 countries.

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